Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May 4, 2020 by and between NovaBay Pharmaceuticals, Inc. (“Company”) and Andrew D. Jones (“Executive”).

I.     EMPLOYMENT.

A.     Position and Responsibilities. The Company shall employ the Executive as its Chief Financial Officer (“CFO”). Executive shall do and perform all such services and acts as necessary or advisable to fulfill the duties and obligations of said position and/or such other and/or additional responsibilities as reasonably delegated to Executive by Executive’s superior and/or the Company’s Board of Directors (the “Board”) typically performed by a Chief Financial Officer consistent with the Company’s Bylaws.

B.     Term. Executive’s employment with the Company is at-will and shall be governed by the terms of this Agreement, commencing on May 4, 2020. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

C.     Devotion. Except as heretofore or hereafter excepted by the Company in writing, during the term of this Agreement, Executive (i) shall devote full time and attention to his responsibilities as CFO, (ii) shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities, and (iii) except as to any investment made in a publicly traded entity not amounting to more than 1% of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

D.     Services’ Uniqueness. It is agreed that Executive’s services to be performed under this Agreement are special, unique and extraordinary and give rise to peculiar value, the loss of which may not be reasonably or adequately compensated by a damages award, in any legal action. Accordingly, in addition to any other rights or remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the terms of this Agreement by Executive.

II.     PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

As a condition of his employment, Executive agrees to execute the At-Will Employment, Confidential Information, and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) with the Company attached hereto as Exhibit A, and incorporated by reference.

III.     COMPENSATION AND BENEFITS.

Executive’s compensation and bonus rights are as follows:

A.     Salary. Executive shall be entitled to an annual salary of $275,000 (the “Base Salary”), subject to such deductions, withholding and other charges as required by law, payable in accordance with the Company’s standard payroll schedule. Executive’s salary shall be subject to at least an annual review by the Company and may be adjusted by action of the Board, based on Executive’s performance, the financial performance of the Company and the compensation paid to a CFO in comparable positions. Such adjustment shall not reduce Executive’s then current annual base salary except in the case of a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions.

B.     Bonus. The Executive shall be eligible for any bonus plan that is deemed appropriate by the Board of Directors of the Company.

1.     Annual Bonus. Executive shall be entitled to an annual bonus of up to 30% of Base Salary. Such amount of bonus payment, if any, as considered and approved by the Board in its sole discretion annually (for each year of services or portion thereof for the year in which employment commences) during the term of this Agreement, which bonus amount shall be determined by all factors deemed relevant for that purpose by the Board and shall include (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Executive as set by Executive and the Company’s President and/or the Board, before the end of the first calendar Quarter (or the first three months of employment as appropriate) (ii) the evaluation of Executive by the Company’s President and/or the Board, (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. The amount of any annual bonus determined with respect to performance during a calendar year or the Company’s fiscal year, as the case may be, will be paid in full on or before the date that is 2½ months following the end of the year for which the bonus was earned. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation, except to the extent that the annual bonus is paid in connection with a Severance Amount or Change of Control Severance as defined below. Any such equity compensation shall be issued from the Company’s Omnibus Incentive Plan, and shall be fully vested upon payment.

C.     Stock Options and Restricted Stock Units. Subject to approval by the Board of Directors, Executive will be granted 160,000 restricted stock units and a stock option award of 300,000 shares, with the options having an exercise price equivalent to the Fair Market Value of the Company’s common stock on the date of the grant. The Fair Market Value shall be the closing price of one share of common stock as reported on the NYSE American on the date of grant, or, if the NYSE American is not open for trading on such date, on the most recent preceding date when it is open for trading. The options are valid for 10 years for so long as Executive remains an employee of the Company and will vest over 4 years (with 25% of the options to vest on the one year anniversary of your first day of work and 6.25% to vest every three months thereafter). The restricted stock units will fully vest on the one year anniversary of your first day of work. The terms of such Stock Options and Restricted Stock Units shall be as set forth in the applicable equity incentive plan and applicable award agreements, which shall control in the event of a conflict with this Agreement.

D.     Other Benefits. Executive shall be entitled to five (5) weeks of paid time off (“PTO”) for each calendar year to be taken pursuant to the Company’s PTO benefits policy. Executive will also be eligible for other benefits as (i) are generally available to the Company’s other similar, high level executives, consisting of such medical, retirement and similar benefits as are so available and (ii) are deemed special to Executive and approved by the Board. The Company may modify benefits from time to time as it deems necessary.

IV.     TERMINATION.

A.     At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

B.     Termination of Employment. Although Executive’s employment hereunder shall be deemed “at will,” upon termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section IV and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

1.     For Cause. In the event that Executive is terminated for cause (as hereinafter defined), Executive shall be entitled to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

2.     Without Cause. In the event that Executive is terminated without cause, as hereinafter defined, and provided such termination constitutes a “separation from service” as such term is defined in Section 409A of the Internal Revenue Code (the “Code”), and further subject to the Executive's compliance with his obligations under the agreement referenced in Section II herein, and his execution of a release of claims in favor of the Company in a form acceptable to the Company in the Company’s sole discretion (the “Release”), Executive shall be entitled to an amount equal to the Executive’s annualized Base Salary in effect on the date of termination or separation from service plus the full target annual bonus percentage for the then current fiscal year (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan) (the “Severance Amount”). The Severance Amount will be paid in twelve (12) equal consecutive monthly installments, with such installments commencing within sixty (60) days following Executive’s separation from service, provided that (i) the Release is executed, delivered to the Company and not revoked by Executive during the applicable revocation period, and (ii) if such sixty (60) day period begins in one calendar year and ends in the next calendar year, Executive shall not designate, nor have the right to designate, the calendar year in which such installment payments commence. The amounts payable under this Section IV.B.2 shall be in addition to Executive’s earned wages through the date his employment is terminated from the Company, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

In the event that Executive is terminated in connection with a Change of Control (as hereinafter below), the Executive shall be entitled to a Change of Control Severance (“CoC Severance”) in place of the standard Severance Amount described above. In exchange for Executive signing and not revoking a general Release of claims in a form acceptable to the Company, Executive shall be entitled to the CoC Severance, payable in a lump sum within sixty (60) days following Executive’s separation from service, which includes: (i) an amount equal to twice Executive’s Base Salary in effect on the date of termination or separation from service, and (ii) an amount equal to the cash portion of Executive’s target annual bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan) multiplied by one hundred fifty percent (150%). For a period of eighteen (18) months, Executive may elect coverage for, and the Company shall reimburse Executive for, the amount of his premium payments for group health coverage, if any, elected by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums.

In the event of either a termination without cause or a termination in connection with a Change of Control, and subject to Executive’s signing and not revoking a Release as described above, all outstanding equity awards held by Executive will be subject to full accelerated vesting as of the date of termination. The exercise period shall also be extended to three (3) years from the date of termination.

C.     Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1.     “Termination Without Cause.” For purposes of Section IV.B above, a termination without cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company, or by Executive as set forth in (b) below, other than a termination for cause as defined below. Notwithstanding any contrary provision herein, it is understood that a termination without cause also shall include a termination which:

(a)     occurs due to the death of Executive or to any physical or mental Long-Term Disability that would prevent the performance of Executive’s duties under this Agreement. For the purposes of this Agreement, a “Long-Term Disability” shall mean a long-term disability that after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for one hundred eighty (180) days out of any three hundred sixty-five (365) -day period or for four consecutive months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in which case Executive’s Long-Term Disability shall be determined by a majority of three physicians qualified to practice medicine in the state of the Executive’s residence, one to be selected by each of the Executive (or his authorized representative) and the Board and the third to be selected by such two designated physicians;

(b)     is a Constructive Termination (as defined below) initiated by Executive. “Constructive Termination” shall mean (i) any action by the Company that results in a material adverse change in Executive’s authority, duties or responsibilities taking into account the Company’s size, status, and capitalization as of the date of the Notice required in Section E below; (ii) any failure by the Company to comply with any provision of this Agreement; (iii) a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location; (iv) any reduction in Executive’s base salary or bonus opportunity other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; or (vi) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement; or

(c)     occurs due to a Change of Control. A “Change of Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) a reverse merger; or (v) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (vi) less than a majority of the current Board of Directors are persons who were either nominated for election by the current Board of Directors or were elected by the current Board of Directors.

2.     “Termination For Cause.” Subject to the notice requirement as provided in paragraph E below, for purposes of Section IV.B.2 (and Section IV.C.1) above, a termination for cause shall be a termination of Executive’s employment hereunder made:

(a)     by the Company, if Executive:

(i)     materially breaches any material terms of this Agreement which has caused demonstrable injury to the Company;

(ii)     commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by Executive in connection with Executive responsibilities as an employee provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the Company;

(iii)     is convicted of any felony or any crime involving moral turpitude resulting in either case in significant and demonstrable harm to the Company; or

(iv) fails to achieve the stated milestones and tasks as requested in writing by the Board of Directors, including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects and which failure is due to circumstances within Executive’s reasonable control.

(b)     by Executive, unless such termination by Executive is for Constructive Termination.

(c)     by the Company for any reason within ninety (90) days of Executive commencing employment.

D.     Company Actions. All relevant determinations to be made by the Company under paragraph C.2(a) above shall be made in the reasonable discretion of the Board (or, if so delegated by said Board, by a committee of the Board), acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section V below.

E.     Notice and Remedy. The Executive cannot initiate a Constructive Termination unless he has provided written notice to the Company (by mail, email, or fax, to the last known address of the Company; said notice being deemed given, if by mail, as of the earlier of four days after mailing or as of the date when actually received, or, if by email or fax, when sent) of the existence of the circumstances providing grounds for Constructive Termination within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment within 30 days after the expiration of the Company’s cure period, then the Executive will be deemed to have waived his right to Constructive Termination with respect to such grounds. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as a party may designate by ten days’ advance written notice to the other party hereto.

V.     ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any of the rights, benefits or obligations resulting from its terms, shall be settled by arbitration pursuant to the provisions of the Confidentiality Agreement, attached hereto as Exhibit A.

EXECUTIVE HAS READ AND UNDERSTANDS THE ARBITRATION PROVISION OF THE CONFIDENTIALITY AGREEMENT. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO ARBITRATION, AND THAT THE PROVISIONS CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

C.     No Duty to Mitigate. Executive is under no contractual or legal obligation to mitigate Executive’s damages in order to receive the severance benefits provided in this Agreement.

VI.     CODE SECTION 409A.

This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Board and the Board committee will interpret its provisions accordingly. If, at the time of Executive’s termination, any stock of the Company is publicly-traded and the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Code at such time, then (i) the Severance Amount, or the CoC Severance payment, as applicable specified herein (to the extent that they or it are subject to Section 409A of the Code) will commence, or be paid as applicable, on the earlier of (A) the first business day following expiration of the six-month period measured from Executive’s separation or (B) the date of Executive’s death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any installment payments provided for in this Agreement shall be, and shall be treated as, a series of separate payments for purposes of Section 409A.Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items. Concerning any Section 409A taxes or related penalties the Company will use its best efforts in good faith to reduce or eliminate such tax liabilities or penalties including but not limited to a delay of such payments the minimum time necessary to avoid tax liabilities or penalties. If any payment is delayed pursuant to this paragraph on the date of payment the Company shall pay in a lump sum all payments that otherwise would have been paid during the period of the delayed payments.

To the extent that any benefits or reimbursements pursuant are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

VII.     LEGAL ADVICE.

Executive acknowledges that an opportunity has been afforded to Executive to consult with legal counsel with respect to this Agreement and that no individual representing the Company has given legal advice with respect to this Agreement.

VIII.     MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A.     and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B.     together with Confidentiality Agreement and the Company’s equity incentive plans, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section VIII.B.;

C.      may be amended or modified only by a written amendment or modification signed by the Company and Executive;

D.     is made in, and shall be construed under the laws of, the State of California (with the exception of its conflict of laws provisions);

E.     inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F.     shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G.     shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto;

H.     shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or violates any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; and

I.     may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY: NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Paul Freiman
Name:	Paul Freiman
Title:	Chairman

EXECUTIVE:

By:	/s/ Andrew D. Jones
Name:	Andrew D. Jones

Address: Telephone No. [Redacted] E-mail: [Redacted]